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                                                                  EXHIBIT 5.1


                        [LETTERHEAD OF A & L GOODBODY]



                 DRC/TS                                      11th April, 2000
               TR1007 0014


                        Trintech Group plc ("Trintech")



Dear Sirs,

We act as Irish counsel for Trintech, a public limited company incorporated under the laws of Ireland in connection with the proposed offer for sale by Trintech and certain shareholders in Trintech of certain American Depository Shares of Trintech (together the "ADSs" and each an "ADS") each ADS representing one-half of one ordinary share, par value US$0.0027 of Trintech (the "Ordinary Shares") to be offered for sale pursuant to and by Trintech and the Selling Shareholders named in a Registration Statement registration, number 333-32762 and the related prospectus (the "Registration Statement") filed by Trintech under the Securities Act, 1933 (as amended) (the "Act").

In connection with this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of and advisers to Trintech and of public officials as to factual matters as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have further assumed that none of the resolutions and authorities of the shareholders or directors of Trintech upon which we have relied have been varied, amended or revoked in any respect or had expired at the time of issue of the relevant Ordinary Shares and that all of the Ordinary Shares currently in issue and outstanding which will underlie the ADS's in the proposed offering were issued in accordance with such resolutions and authorities.

We are admitted to practice law only in Ireland and accordingly, we express no opinion on the laws of any jurisdiction other than the laws (and the interpretation thereof) of Ireland in force as at the date hereof.

Based upon the foregoing, we are of the opinion that:

1. Trintech is duly incorporated and validly existing under the laws of Ireland.

2. The Ordinary Shares currently in issue and outstanding which will underlie the ADSs in the proposed offering were duly authorised, validly issued and are fully paid.

3. The issue of the additional Ordinary Shares which will underlie the ADSs in the proposed offering has been approved in principle by the Company and upon issue, and subject to payment, such Ordinary Shares will be duly authorized, validly issued and fully paid.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement and in the Prospectus. Our consent to such references does not constitute a consent under Section 7 of the Act, as in consenting to such references, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the United States Securities and Exchange Commission thereunder.

This opinion is to be construed in accordance with and governed by the laws of Ireland.

                               Yours faithfully,


                               /s/ A & L Goodbody



The Directors
Trintech Group plc,
South County Business Park
Leopardstown,
Dublin 18.